Exhibit 10.9

Peter Platzer

Re: Foreign Assignment

Dear Peter:

This Letter Agreement will serve to confirm our mutual understanding of the terms and conditions applicable to your assignment (“Assignment”) to Luxembourg (the “Host Country”), where you will perform your responsibilities as Chief Executive Officer for Spire Global, Inc. (“the Company”). Your Assignment is scheduled to begin January 1, 2018. It is anticipated that your Assignment would last for at least 2 years. Your home city and country is San Francisco, CA, USA.

1. Compensation

1)	Base Salary: Your base compensation will consist of $300,000 USD Gross. You will remain on the United States Payroll during the length of your Assignment.

2)	Equity Compensation: You will remain eligible to participate in the Company’s the 2012 Stock Option and Grant Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreements.

2. Benefits

You will remain enrolled in the Company’s US Health & Welfare Benefit Plans, as in effect from time to time. You will either be eligible for local health benefits (if provided by the local entity’s policy) or a private insurance benefit purchased by the Company (if the local health benefits cannot be provided by the local entity’s policy), but no other benefits locally (i.e., pension, retirement savings, etc.). You may elect to cover your family members as well to the extent permitted by such plans. You are entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. Your work schedule and public holiday entitlement will be in accordance with local public and business practice in the Host Country. Recognizing the extensive amount that you are required to travel on the Company’s behalf, you will be entitled to fly business class on all business-related travel.

3. Relocation

You will be eligible for relocation benefits during the term of your Assignment as outlined below, provided that you are performing services in accordance with this Assignment. Amounts included below may constitute taxable income to you, so the Company will gross up these amounts to offset taxes deducted from the reimbursement amounts. In addition, these amounts will not be taken into account as “compensation” for purposes of other company benefit plans.

1)

Work Permits/Visas: If legal work authorization is required, it must be granted before you depart for the Host Country. The Company will coordinate assistance for you to obtain the proper visas/work permits for you and your family. To the extent that you pay any visas or passport filing/application fees personally, you will be reimbursed. The Company will continue to pay the costs of your US Naturalization proceeding directly, provided, that should you pay any out of pocket costs personally in connection with this proceeding, you will be reimbursed.

2)

Household Goods & Services Moving Allowance: You will receive a Household Goods and Service Moving Allowance equal to £7,500 GBP, which will be paid when you move into your residence in the Host Country. This allowance is intended to help compensate you for the transport of your household goods to the Host Country.

3)	Present Housing and Automobile Arrangements: Given your Assignment, the Company understands you will retain your present home and automobile. All costs associated with it are your responsibility.

4)	Transportation to the Host Country: The Company will reimburse the cost of a business class airfare ticket from your embarking location to the Host Country for you and your immediate family members.

5)

Transportation from the Host Country: The Company will reimburse the cost of a business class airfare ticket from the Host Country to San Francisco, CA at the end of your Assignment for you and your immediate family members.

6)

Host Country Housing Allowance: The Company will provide and pay for the rental of an apartment in an area within reasonable commuting distance to the Luxembourg office, not to exceed 4,250 Euro per month (exclusive of utilities) with a utility and tax allowance not to exceed an average of 850 Euro per month. If you elect housing, which results in a cost in excess of this allowance, you agree to pay the difference.

7)

Host Country Automobile: The Company will provide you with an automobile deemed appropriate for your use in the Host Country. Insurance, maintenance, taxes, and registration costs for this vehicle will be borne by the Company. Fuel and parking expenses are your responsibility.

8)	Home Leave: The Company will pay the business class round-trip airfare ticket for you and your immediate family to visit the U.S. twice during each twelve-month period (for non-business reasons).

9)

Education: Recognizing that you have a child that must move with you and that local public (government funded) schools may not meet the needs for an education process that will prepare your child for re-entry into your local U.S. school system, the Company will pay the cost of a local Host Country international school reasonably suitable to prepare your child for re-entry into the U.S., and prior to your child reaching school age, a international nursery school.

10)

Private Baby-Sitting / Day Care Services: Recognizing that both you and your wife are executives of the Company required to travel extensively on the Company’s behalf, when both you and your wife are travelling on Company business, the Company will reimburse the costs of private babysitting or day care services incurred during such travel and the costs of travel for your child.

11)

Tax Filing Services: While you are on Assignment, your U.S. Federal and state income tax and Host Country tax returns will be filed by a tax accounting firm mutual agreed upon between you and the Company. Recognizing that you file joint returns with your spouse, your spouse’s tax returns will also be included in these services.

4. Tax Equalization/Tax Services

During your Assignment, you will continue to be responsible for payment of U.S. Federal and State income taxes as if you remained in the U.S. in your home state of California. The Company’s intent is to minimize the effect of higher Host Country income tax rates and leave you in a net after-tax position substantially equivalent to what you would experience if you were subject only to U.S. Federal and state income taxes during this period. This will be effected in accordance with the Company’s Tax Equalization Policy which you will be required to sign prior to your Assignment. This tax equalization will cover any equity compensation attributable to your Assignment.

5. Processing and Use of Employee Information

To manage the personal and employment administration aspects of your Assignment, the Company will need to process personal data relating to you. Therefore, the Company informs you that your personal data including the sensitive data if collected by the Company (the “Data”), which you provided to the Company or that it otherwise acquired in the course of the ordinary activity will be processed for correct execution, management and performance of your Assignment and this letter agreement. The Data will be kept secure and confidential in accordance with Company policy and national legislation.

6. Compliance with Laws

You also agree to perform all aspects of your job in accordance with all applicable laws, both in the U.S. and the Host Country to strictly follow all workplace safety rules, to protect the property of the Company, and to maintain the highest standards of personal and professional ethics.

7. Amendments

Any modifications to the terms of this Letter Agreement must be memorialized in writing and signed by both you and the Company.

8. Confidentiality

You acknowledge that the terms of this Letter Agreement are strictly confidential, and you agree not to disclose, communicate or otherwise publicize the terms to anyone (except for your immediate family, professional advisors and the relevant tax authorities).

Sincerely,

/s/ Jonathan Rosenblatt

Jonathan Rosenblatt Secretary

I hereby agree and accept this Assignment under the terms and conditions set forth in this Letter Agreement.

/s/ Peter Platzer
Peter Platzer, Chief Executive Officer

Date: 12/12/2017

Spire Global, Inc.

575 Florida St. Suite# 150

San Francisco, CA 94110, United States

+1-415-356-3400 | spire.com

EXPATRIATION LETTER AMENDMENT

December 27, 2019

Dear Peter,

Reference is made to that Expatriation Letter entered into between you and Spire Global, Inc. (“Spire”) on December 12, 2017, attached hereto as Exhibit A.

You and Spire hereby agree to amend the Assignment period, as defined in the first paragraph of the Expatriation Letter, as follows:

Your Assignment is scheduled to begin January 1, 2018. It is anticipated that your Assignment would last for at least four years, until December 31, 2021.

Your employment terms and benefits will be adjusted accordingly to reflect this amendment.

Thank you.

SPIRE GLOBAL, INC.

By:	Ananda Martin
Title:	General Counsel

/s/ Ananda Martin
Date:	12/27/2019

By:	Peter Platzer

/s/ Peter Platzer
Date: 12/27/2019

Spire Global, Inc.

575 Florida St. Suite# 150

San Francisco, CA 94110, United States

+1-415-356-3400 | spire.com

Exhibit A

Expatriation Letter